EXHIBIT 21
                      SUBSIDIARIES OF UNITED GROCERS, INC.
                                 October 3, 1997


                                       State of      Assumed Business Names
Name of Subsidiary                   Organization
United Resources, Inc.                    OR
UG Resources, Inc.                        CA
Western Passage Express, Inc.             OR
Northwest Process, Inc.                   OR            Creative Process
Western Security Services, Ltd.           OR
Rich and Rhine, Inc.                      OR
Premiere Consulting, Inc.                 OR
Grocers Insurance Group, Inc.             OR
Grocers Insurance Company, Inc.           OR
Grocers Insurance Agency, Inc.            OR
Grocers Risk Services, Inc.               OR
UGIC, Ltd.                              Bermuda